Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-219682 on Form S-8 of American Water Works Company, Inc. and its Designated Subsidiaries 2017 Nonqualified Employee Stock Purchase Plan of our report dated March 20, 2026, with respect to the statements of financial condition of American Water Works Company, Inc. and its Designated Subsidiaries 2017 Nonqualified Employee Stock Purchase Plan as of December 31, 2025, and 2024, the related statements of changes in net income and plan equity for the years ended December 31, 2025, 2024 and 2023, which report appears in the December 31, 2025 annual report on Form 11-K of American Water Works Company, Inc. and its Designated Subsidiaries 2017 Nonqualified Employee Stock Purchase Plan.

/s/ Kreischer Miller
Horsham, Pennsylvania
March 20, 2026